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                                                                    Exhibit 12.1

                   Statement Regarding Computation of Ratios


                          Year Ended December 31,    Six months Ended June 30,
                         1997      1998      1999       1999        2000
                         -----     -----     -----     -----       -----
Fixed charges
-interest expense        $ 268     $ 359      $ 93      $ 58       $ 398
-estimated interest
 included in rent/
 lease payments            425       421       506        17          17
                         -----     -----     -----      ----       -----
Total Fixed charges      $ 693     $ 780     $ 599      $ 75       $ 415
                         =====     =====     =====      ====       =====

Earnings
Net income (loss)     $(22,549) $(47,138) $(64,080) $(14,647)   $(62,758)
-Fixed charges per
 above                     693       780       599        75         415
                      --------- --------- --------  --------    --------
Total earnings        $(21,856) $(46,358) $(63,481) $(14,572)   $(62,343)
                      ========= ========= ========  ========    ========

Deficiency of
earnings available to
cover fixed charges   $(22,549) $(47,138) $(64,080) $(14,647)   $(62,758)
                      ========= ========= ========  ========    ========